LICENSE AGREEMENT


        Agreement effective as of this     day of         , 1997, between
T. Rowe Price Associates, Inc. (hereinafter called "Price"), a corporation organized and existing under the laws of the State of Maryland, with a principal place of business at 100 East Pratt Street, Baltimore, Maryland, and Aetna Life Insurance and Annuity Company (hereinafter called "Company"), a Connecticut corporation whose principal offices are located at 151 Farmington Avenue, Hartford, Connecticut.

        WHEREAS, Price and Company have entered into a Subadvisory Agreement
dated as of               for the purpose of engaging Price to manage the assets
of the T. Rowe Price Growth Equity Portfolio, a series of Portfolio Partners, Inc. ("Subadvisory Agreement"); and

        WHEREAS, Price is the owner of the registered service mark and tradename
T. Rowe Price and a service mark in a bighorn sheep design a copy of which is attached hereto as Exhibit "1" (hereinafter, collectively the "Price Trademarks"); and

        WHEREAS, Company is desirous of using the Price Trademarks in connection with distribution of prospectuses, sales literature and other promotional material with information, including the Price Trademarks, printed in said material (such material hereinafter called the "Promotional Material"); and

        WHEREAS, Price is desirous of having the Price Trademarks used in connection with the Promotional Material.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy thereof is hereby acknowledged, and of the mutual promises hereinafter set forth, the parties hereby agree as follows:

        1. Price hereby grants to Company a non-exclusive, non-transferable license to use the Price Trademarks in connection with the distribution of the Promotional Material and Company accepts said license, subject to the terms and conditions set forth herein.

        2. Company acknowledges that Price is the owner of all right, title and interest in the Price Trademarks and agrees that benefit of the use of the Price Trademarks inures to Price, that it will do nothing inconsistent with the ownership of the Price Trademarks by Price, and that it will not, now or hereafter, contest any registration or application for registration of the Price Trademarks by Price, nor will it, now or hereafter, aid anyone in contesting any registration or application for registration of the Price Trademarks by Price.

        3. Company agrees to use the Price Trademarks only in the form and manner depicted in Exhibit 1 or otherwise approved in writing by Price and not use any other trademark, service mark or registered trademark in connection with Promotional Material offered under any of the Price Trademarks without prior written approval by Price.
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        4. Company agrees that it will place all necessary and proper notices and legends in order to protect the interests of Price therein pertaining to the Price Trademarks on the Promotional Material including, but not limited to, common law trademark symbol; "TM", common law service mark symbol "SM", and registered mark symbol "(R)". Company will place such symbols and legends on the Promotional Material as requested by Price upon receipt of notice of same from Price. Company will include a legend on the Promotional Material stating that "[t]he mark T. Rowe Price and the Bighorn Sheep logo are owned by T. Rowe Price Associates, Inc." The legend shall appear on the title verso page, front cover, back cover or first page of the Promotional Material. The foregoing shall not apply to the use of the name T. Rowe Price in the prospectus.

        5. Company agrees that its use of the Price Trademarks in any and all Promotional Material distributed by the Company and or any of its affiliates shall conform to the standards and guidelines established and communicated by Price in respect of the use thereof.

        6. Company agrees to cooperate with Price in facilitating Price s control of the use of the Price Trademarks and of the quality of the Promotional Material to permit reasonable inspection of samples of same by Price and to supply Price with reasonable quantities of samples of the Promotional Material upon request. Price, recognizing the time-sensitivity involved in the publication of Promotional Material, agrees to use its best efforts to inspect such Promotional Material in a timely fashion; the inspection period for which shall not exceed five (5) business days from the receipt thereof.

        7. Company shall comply in all material respects with all applicable laws and regulations pertaining to the distribution of said Promotional Material.

        8. Company agrees to notify Price of any unauthorized use of the Price Trademarks by others promptly in the event the Company obtains actual knowledge of such unauthorized use. Price shall have the sole right and discretion to commence actions or other proceedings for infringement, unfair competition or the like involving the Price Trademarks and Company shall cooperate, at Price s expense, in any such proceedings if so requested by Price.

        9. This agreement shall continue in force until terminated by Price. This agreement shall automatically terminate upon termination of the Subadvisory Agreement. In addition, Price shall have the right to terminate this agreement without cause at any time upon ninety days written notice to the Company. Within ninety days after notice of such termination, Company agrees to cease all use of the Price Trademarks and destroy, at the Company s expense, any and all materials in its possession bearing the Price Trademarks. Notwithstanding the foregoing, Price shall also have the right to terminate this agreement for cause at any time upon written notice to the Company, and in such a case, Company agrees that as soon as practicable, but in no event more than thirty days after such termination, Company shall cease all use of the Price Trademarks and destroy, at the Company expense, any and all materials in its possession bearing the Price Trademarks. Company agrees that both during the term of this agreement and upon termination all rights in the Price Trademarks and in the goodwill connected therewith shall remain the property of Price. Notwithstanding the foregoing, Company shall have the right to use the name "T. Rowe Price Growth Equity Portfolio" or any abbreviation thereof and to use the tradename "T. Rowe Price" in Promotional Material, if required to comply with federal securities law disclosure requirements.
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        10. Company shall indemnify Price and hold it harmless from and against any loss, damage, liability, cost or expense of any nature whatsoever, including without limitation, reasonable attorneys' fees and all court costs, arising directly out of use of the Price Trademarks' by Company in a manner inconsistent with the terms hereof. Price shall indemnify the Company and hold it harmless from and against any loss, damage, liability, cost or expense of any nature whatsoever, including without limitation, reasonable attorneys' fees and court costs, arising directly out of its use of the Price Trademarks; provided, however, that the Company shall not be entitled to indemnification for losses, damages, liabilities, costs or expenses resulting from its use of a Price Trademark in a manner inconsistent with the terms hereof.

        11. In consideration for the promotion and advertising of Price as a result of the distribution by Company of the Promotional Material, Company shall not pay any monies as a royalty to Price for this license.

        12. This agreement is not intended in any manner to modify the terms and conditions of the Subadvisory Agreement. In the event of any conflict between the terms and conditions herein and thereof, the terms and conditions of the Subadvisory Agreement shall control.

        13. This agreement shall be interpreted according to the laws of Maryland.

        IN WITNESS WHEREOF, the parties hereunto set their hands and seals, and hereby execute this agreement, as of the date first above written.

                                 T. ROWE PRICE ASSOCIATES, INC.


                                 BY: ___________________________________

                                 TITLE: ________________________________

                                 DATE: _________________________________


                                 AETNA LIFE INSURANCE AND ANNUITY COMPANY


                                 BY:  __________________________________

                                 TITLE: ________________________________

                                 DATE: _________________________________